Infinite Group, Inc. Relieved of Obligation to Act as Sponsor of the Osley & Whitney, Inc. Retirement Plan and the Related Financial Responsibilities

Pittsford, NY, November 8, 2011- Infinite Group, Inc. (OTCBB: IMCI) today announced that on November 1, 2011, it completed an agreement with the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to which the Osley & Whitney, Inc. Retirement Plan (the "O&W Plan") was terminated effective as of November 30, 2001 and the PBGC was appointed the statutory trustee of the O&W Plan.  Since the PBGC terminated the O&W Plan as of November 30, 2001, the Company has no further obligations to the O&W Plan and the PBGC other than those stated in the Settlement Agreement with the PBGC.

Prior to December 30, 2002, the Company owned 100% of the common stock of Osley & Whitney, Inc. (O&W).  On December 30, 2002, the Company sold 100% of the O&W common stock to a third party, but continued to act as the sponsor of the O&W Plan.  Although the Company continued to act as the sponsor of the O&W Plan after the sale, during 2007 management determined that it had no legal obligation to do so.

Mr. James Villa, President, stated that "we appreciate the cooperation and assistance of the PBGC in working with us to resolve the long standing issues associated with the O&W Plan and we are very pleased with the outcome.  We will now be able to focus our efforts exclusively on growing our Company without the distractions, negative financial impact and administrative burdens associated with the O&W Plan.  We believe that this resolution with the PBGC is in the best interests of the Company, its stockholders and the O&W Plan participants.  We expect that it will help the Company avoid the ongoing expense associated with legal and other expenses to assert the Company's position advocating that it had no legal obligation to act as the sponsor of the O&W Plan and will provide the O&W Plan participants with a long-term financial and administrative resolution backed by the PBGC."

About Infinite Group, Inc.

Infinite Group, Inc. is a provider of information technology (IT) services to federal, state and local governments and commercial clients.  Its expertise includes managing leading edge operations and implementing complex programs in advanced server management, virtualization (server, desktop, application, and storage), cloud computing, network services, information security, wireless technology, human capital services, enterprise architecture, and program and project management. The Company's KeyITSupport division is a single point of contact managed information technology service provider to small and medium sized businesses. The Company is publicly traded under the symbol IMCI.  More information about the Company is available at www.IGIus.com.

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This news release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results, as to which there is no assurance.  Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  There are many factors that could cause actual results of Infinite Group, Inc. to differ materially from forward-looking statements.  Please refer to a discussion of these factors in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings, which are incorporated herein by reference.  The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Infinite Group, Inc.
James Villa
President
585-385-0610
JVilla@IGIus.com